COLUMBIA ETF TRUST II
(THE "TRUST")
REGISTRATION #811-22255
FORM N-SAR
SIX MONTHS ENDED MARCH 31, 2017

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

At a meeting held on November 14-16, 2016, the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the appointment of PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for each of the funds in the Trust (collectively, the Funds) succeeding BBD, LLP, another independent registered public accounting firm, as the auditor of the Funds. The Funds did not consult with PwC during the fiscal years ended March 31, 2015 and 2016 and through the November meeting.

BBD, LLP's reports on the financial statements of each of the funds in the Trust as of and for the fiscal years ended March 31, 2015 and 2016 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal years and through the November meeting, there were no: (1) disagreements between the Funds and BBD, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to BBD, LLP's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

The Trust has provided BBD, LLP with a copy of this disclosure and has requested BBD, LLP to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated May 26, 2017, is filed as an exhibit to this Form N-SAR.